Exhibit (k)(2)

SUBADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of this 25th day of July 2007, by and between ALLEGIANCE INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company with its principal office and place of business at 300 Pacific Coast Highway, Suite 305, Huntington Beach, California 92648 (the “Administrator”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Administrator is the primary administrator of A T Fund of Funds, a series of A T Funds Investment Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a closed-end management investment company (the “Master Fund”), pursuant to that certain Administration Agreement made as of February 25, 2005 (the “Master Fund Administration Agreement”) between the Administrator and A T Funds, LLC, a Delaware limited liability company, as the investment adviser of the Master Fund (the “Manager”);

WHEREAS, the Administrator is the primary administrator of A T Fund of Funds TEI, a Delaware statutory trust registered under the 1940 Act as a closed-end management investment company (“TEI”), and of A T Fund of Funds Ltd., a Cayman Islands exempted company (the “Offshore Fund”; and TEI, the Offshore Fund and the Master Fund are sometimes referred to herein individually as a “Fund”, and collectively as the “Funds”), pursuant to those certain Administration Agreements made as of May 23, 2007 (collectively with the Master Fund Administration Agreement, the “Administration Agreement”), between the Administrator and the Fund;

WHEREAS, the Offshore Fund is not required to register under the 1940 Act;

WHEREAS, all or substantially all of TEI’s assets will be invested in the Offshore Fund;

WHEREAS, all or substantially all of the Offshore Fund’s assets will be invested in the Master Fund;

WHEREAS, each Fund is authorized to offer and sell shares of beneficial interest or ordinary shares in such Fund (collectively, the “Shares”) in one or more transactions exempt from the registration requirements of the Securities Act of 1933, as amended (“1933 Act”), to investors who meet appropriate specified investor qualifications;

WHEREAS, the Master Fund and the Manager have entered into an Investment Management Agreement under which the Manager, as manager to the Master Fund, has discretionary authority for the Master Fund with respect to investment management of the Master Fund’s Assets;

WHEREAS, pursuant to each Administration Agreement, the Administrator may retain third parties to perform all or any of the administrative services with respect to the Fund;

WHEREAS, the Administrator desires that USBFS perform certain subadministration, fund accounting, investor services and recordkeeping services to the Funds, and USBFS is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Subadministrator

The Administrator hereby appoints USBFS as subadministrator of each of the Funds on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.  Subject to the terms and conditions of this Agreement and under the direction and control of the Administrator and the ultimate control of the Funds’ respective Boards of Trustees or Board of Directors, as applicable (the “Boards of Directors” or the “Directors”), USBFS  shall provide the services and duties set forth in this Agreement.

2.	Services and Duties of USBFS

USBFS shall provide the following subadministration services to the Funds:

A.	General Fund Management:
(1)	Act as liaison among Fund service providers.

(2)	Supply:
a.	Corporate secretarial services.
b.	Office facilities (which may be in USBFS’, or an affiliate’s, own offices).
c.	Non-investment-related statistical and research data as reasonable required by the Funds.

(3)	Coordinate the Funds’ respective Boards of Directors reasonably required communications, including, but not limited to the following:
a.	Prepare materials for meetings of the Boards of Directors, including as applicable, meeting agendas, resolutions and periodic questionnaires, with the assistance of Fund counsel.
b.
Prepare reports for the Boards of Directors based on financial and administrative data, including topics covering (i) regulatory and industry developments of general applicability, and (ii) the Fund’s operations.

c.	Evaluate independent auditor.
d.
If requested, solicit proposals for, analyze, secure and monitor fidelity bond and director and officer/errors & omissions liability insurance coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.

e.	Prepare, file and maintain minutes of meetings of the Boards of Directors and any committee thereof and Fund shareholders (the “Shareholders”).
f.
If applicable, recommend dividend declarations to the Boards of Directors and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to Shareholders.

g.	Attend Boards of Directors meetings or any committee thereof and present materials for Directors’ review at such meetings.
h.	Maintain a calendar of scheduled meetings of the Boards of Directors.
i.
Distribute materials for meetings of the Boards of Directors, including materials that have been approved or supplied by the Fund’s investment adviser, Administrator, counsel, auditors, custodians and other service providers.

(4)	Audits:
a.	Prepare appropriate schedules and assist independent auditors.
b.	Prepare draft financial statements and footnotes in conjunction with the annual audit of the Funds.
c.	Provide information to the SEC and facilitate audit process.
d.	Provide office facilities.

(5)	Assist in overall operations of the Funds.
(6)	Pay Fund expenses upon written authorization from the Funds.
(7)
Maintain each Fund’s governing documents, including its Agreements and Declarations of Trust, Memorandum & Articles of Association (together with the Fund’s PPM and SAI (as defined below), the “Governing Documents”), and minute books, but only to the extent such documents are provided to USBFS by the Administrator or its representatives for safe keeping.

(8)	Assist the Fund’s officers in the negotiation of agreements to which the Fund is a party that are related to the operations of the Fund.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Total return and SEC yield calculations.
(ii)	Maintenance of books and records under Rule 31a-3.
b.
Monitor each Fund's compliance with the policies and investment limitations as set forth in its private placement memorandum (“PPM”) and statement of additional information where relevant information is available (“SAI”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the each Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”), the 1940 Act or any rules or regulations promulgated by the SEC thereunder.

d.
Monitor and assist the Fund’s investment adviser and other appropriate persons (including, the Fund’s Chief Compliance Officer) with respect to applicable regulatory and operational service issues (including, without limitation, under conditions of applicable SEC staff “no-action” letters), the implementation, administration and updating of the Fund’s compliance program, policies, procedures, committee charters and similar documents, and update Boards of Directors periodically.

e.	Produce quarterly compliance reports for the Fund’s Chief Compliance Officer and the Fund’s Boards of Trustees.
f.	Coordinate examinations of the Fund by the staff of the SEC or other regulatory authorities, the responses to those examinations and the responses to general communications from those authorities.

(2)	State and SEC Registration and Reporting:
a.
Assist Fund counsel in preparing annual or other periodic updates of the PPM and SAI, including in connection with post-effective amendments of TEI’s and the Master Funds’ respective registration statements on Form N-2, and in preparation of proxy statements.

b.	Prepare and file with the SEC (upon the Fund’s approval) annual and semiannual shareholder reports, Form N-SAR, Form N-CSR, and Form N-Q filings, joint insurance policy filings, and Rule 24f-2 notices. As requested by the Fund, prepare and file Form N-PX filings.
c.
Coordinate the printing, filing with the SEC (upon the Fund’s approval) and mailing of PPMs and shareholder reports, and amendments and supplements thereto, documentation related to each Fund’s periodic tender offers to repurchase Shares (including, without limitation, Schedules TO, Letters to Shareholders, Letters of Transmittal and Offers to Purchase), and as needed, proxy statements to Shareholders.

d.	File with SEC fidelity bond and related documents under Rule 17g-1 of the 1940 Act.
e.
In cooperation with personnel of the Administrator under the supervision of the Boards of Directors, prepare documentation for filing with SEC related to each Fund’s periodic tender offers to repurchase Shares, including, without limitation, Schedules TO, Letters to Shareholders, Letters of Transmittal and Offers to Purchase.

f.
Monitor sales of Shares and prepare and timely file (or pre-file, as required) with the SEC and applicable state securities commissioners all applicable filings with respect to the private placement of such Shares under the 1933 Act and applicable rules and regulations adopted thereunder, including preparation, amendment and filing of Form D and related documents required under any applicable state securities laws.

C.	Financial Reporting:
(1)	Provide financial data required by the PPM and SAI.
(2)	Prepare financial reports for officers, Shareholders, tax authorities, performance reporting companies, the Boards of Directors, the SEC, and independent accountants.
(3)	Compute the yield, total return, expense ratio, fees and expenses table and expense example, and portfolio turnover rate of each class of the Funds.
(4)	Monitor the expense accruals and notify each Fund’s management of any proposed adjustments.
(5)	Provide monthly financial information and prepare quarterly financial statements, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Cash Statement, if applicable.
f.	Schedule of Capital Gains and Losses.
(6)	Prepare quarterly broker security transaction summaries.
(7)	Upon request, prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis.
(8)
If authorized by the Funds, report the Fund’s fund data to investment company industry survey companies (e.g., Lipper, Inc.) and applicable data to rating agencies (such as Standard & Poors) that rate the Fund.

D.           General Accounting:

(1)	Maintain portfolio records on a trade date basis using security trade information communicated from the Manager.

(2)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(3)
Determine gain/loss on security sales in accordance with Generally Accepted Accounting Principles (GAAP) and the Governing Documents and identify them as short-term or long-term; account for periodic distributions of gains or losses to Shareholders and maintain undistributed gain or loss balances as of each valuation date.

(4)	Calculate the Management Fee (as that term is defined in the PPM), and monitor for compliance with the expense limitation arrangement as set forth in the Governing Documents.

(5)
Maintain records with respect to any investment management fees waived by the Adviser and/or expenses paid by the Adviser, along with the available and actual recovery of such fees and expenses by the Adviser within the periods applicable to such recovery.

(6)	For each valuation date, calculate the expense accrual amounts in accordance with the Governing Documents or otherwise as directed by the Funds as to methodology, rate or dollar amount.

(7)	Process and record payments for expenses upon receipt of written authorization from the Funds.

(8)
For each valuation date, determine the net asset value of the Funds according to the accounting policies and procedures set forth in the Governing Documents under the supervision of the Boards of Directors.

(9)	Reconcile cash and investment balances of the Funds’ custodian.

(10)	Prepare monthly reports which document the adequacy of the accounting detail to support month-end ledger balances.

(11)	Prepare and provide various statistical data relating to the Funds as requested on an ongoing basis, including security transactions listings and portfolio valuations.

(12)	Account for capital contributions and withdrawals on a timely basis in accordance with the Governing Documents.

(13)
Calculate per Share net asset value, per Share net earnings, and other per Share amounts reflective of the Funds’ operations at such time as required by the nature and characteristics of the Funds (or as specified in the Governing Documents).

(14)	Communicate, at an agreed upon time, the per Share price for each valuation date.

(15)	Prepare allocations of profit, loss, special and other allocations among the Shareholders in accordance with the allocation methodology identified in the PPM and Governing Documents.

(16)	Monitor and allocate any “new issue” income among the Shareholders in accordance with applicable National Association of Securities Dealers, Inc., rules.

           F.           Tax Reporting:

(1)
Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Form 1065 with any necessary schedules including Schedule K-1.  Coordinate receipt of Schedules K-1 and/or other relevant financial information from the Funds’ investments which is necessary for completion of the Funds’ tax returns.

(2)	Calculate the adjusted tax basis of securities held by the Funds in accordance with Section 754 of the Code.

(3)	Prepare state income breakdowns where relevant when due.

(4)	File Form 1099 Miscellaneous for payments to service providers when due.

(5)
Monitor tax items requiring special treatment, including wash sale losses in accordance with Section 1091 of the Code, straddles (Code Section 1092), 1256 contracts, constructive sales (Code Section 1259), short sales (Code Section 1233), foreign currency gain and loss (Code Section 988), foreign taxes paid, and passive foreign investment company interests.

(6)	Calculate eligible dividend income for corporate Shareholders and qualified dividend income on an annual basis for Shareholders who are individuals.

(7)	If relevant, monitor the amount of unrelated business taxable income earned by the Funds.

(8)	Perform tax withholding, deposits and reporting with respect to non-U.S. Shareholders, if any.

(9)	Maintain tax identification number listings.

G.           Shareholder Reporting:

(1)	Receive orders and review subscription booklets for the purchase of Shares.

(2)
Process purchase orders, confirming subscribers’ eligibility under the requirements specified in the respective PPMs to invest in TEI and the Master Fund, as applicable, with prompt delivery, where appropriate, of payment and supporting documentation to the Funds’ custodian, and issue and record the appropriate number of uncertificated Shares with such uncertificated Shares being held in the appropriate Shareholder account, including, with respect to investments in TEI, the issuance and recording of the corresponding conduit investments into the Offshore Fund, and in turn, into the Master Fund.

(3)	Arrange for issuance of Shares obtained through transfers of funds from Shareholders’ accounts at financial institutions.

(4)
Process Share repurchase tenders by Shareholders pursuant to appropriate tender offering documents and terms and related capital withdrawal requests received in good order, including, without limitation, any and all appropriate corresponding Share repurchases and redemptions among the Funds as necessary and appropriate to handle Share repurchase tenders by Shareholders of TEI, and, where relevant, deliver appropriate documentation to the Manager.

(5)
Pay monies upon receipt from the Funds where relevant and appropriate, in accordance with the instructions of redeeming Shareholders.  Issue promissory notes where relevant and appropriate based on the applicable provisions of tender offers made by the Funds.

(6)
Process transfers of Shares in accordance with the Shareholder’s instructions and as permitted by the Governing Documents (and only upon receipt of any required consents and appropriate supporting documentation).

(7)
Prepare and transmit payments for distributions declared by the Funds, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with Shareholder instructions, and prepare and mail to Shareholder any appropriate notices required under Section 19 of the 1940 Act in connection therewith.

(8)	Make changes to Shareholder records, including, but not limited to, address changes.

(9)
Provide Shareholder account information upon request and prepare and mail confirmations and monthly statements of account to Shareholders, and other recipient(s) designated by Shareholders, for all purchases, repurchases pursuant to tender offers, corresponding redemptions in the Offshore Fund, and other confirmable transactions as agreed upon with the Funds.

(10)	Mail account statements and performance reports in a form approved by the Manager to Shareholders on a quarterly basis.

(11)	Mail financial statements to Shareholders as required by any rule or regulations of the SEC or other regulatory authority and as reasonably requested by the Administrator.

(12)
Mail those federal, state and local income tax returns and schedules as will enable the Shareholders to prepare their respective federal, state and local income tax returns required with respect to Shareholder activity.

3.	Pricing of Securities

For each valuation date, USBFS shall, to the extent that any portfolio securities are priced by an pricing source, obtain prices from a pricing source recommended by USBFS and approved by the Manager or subadviser to the Master Fund (“Subadviser”) and apply those prices to the portfolio positions of the Master Fund, consistent with the provisions of the Governing Documents.  For those securities where market quotations are not readily available, the Manager or Subadviser shall approve, in good faith, procedures for determining the fair value for such securities.

With respect to any portfolio securities priced by a pricing source, if the Manager or Subadviser desires to provide a price that varies from the price provided by the pricing source, the Manager or Subadviser shall promptly notify and supply USBFS with the price of any such security on each valuation date.  All such pricing changes made by the Funds will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

Notwithstanding anything to the contrary in Section 8 below, as more fully provided in this paragraph, USBFS shall reimburse the Funds and its Shareholders for losses due to NAV Differences (as defined below) arising out of, or relating to, USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct or reckless disregard in the performance of its duties under this Agreement.  Specifically, USBFS shall reimburse for any net losses during each NAV Error Period (as defined below) resulting from an NAV Difference that is at least $0.01 per Share and that, as a percentage of Recalculated NAV (as defined below) of the Funds, is at least ½ of 1%; provided, however, that USBFS shall not be responsible for reimbursing any Shareholder experiencing a loss during any such NAV

Error Period of less than $25.  In providing reimbursement to the applicable Fund and any Shareholder, USBFS shall, at its option, either make direct payment limited to the amount of the NAV Differences for the Funds and any Shareholder, or will reprocess the Shareholder transactions affected by the NAV Differences.  NAV Differences and any liability of USBFS therefrom are to be calculated each time the net asset value per Share is calculated.  For purposes of calculating USBFS’ liability hereunder, gains shall offset losses within each NAV Error Period and future losses; however, net gains shall not be carried back to offset losses in a prior NAV Error Period.  For purposes of this paragraph:

(i)	“NAV Error Period” means any month during which any NAV Difference exists.

(ii)
“NAV Difference” means the difference between the Recalculated NAV and the net asset value per Share at which a given purchase or redemption is effected, divided by the Recalculated NAV with respect to such purchase or redemption.

(iii)	“Recalculated NAV” means the net asset value per Share at which a Shareholder purchase or redemption should have been affected.

4.	Changes in Accounting Procedures

Any changes to the Governing Documents that affect accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by USBFS.

5.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the nature, quality or scope of the services provided under this Agreement.

6.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time in accordance with the terms hereof).  USBFS shall also be compensated for such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder.  The Funds or the Administrator shall pay all such fees and reimbursable expenses within 30 calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute.  The Administrator shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Administrator is disputing any amounts in good faith.  The Administrator shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Administrator is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

7.	Representations and Warranties

A.	The Administrator hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Administrator in accordance with all requisite action and, assuming due authorization, execution and delivery by USBFS, constitutes a valid and legally binding obligation of the Administrator, enforceable against the Administrator in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.
USBFS hereby represents and warrants to and agrees with the Administrator, which representations and warranties and agreement shall be deemed to be continuing throughout the term of this Agreement, that:

(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and, assuming due authorization, execution and delivery by the Administrator, constitutes a valid and legally binding obligation of USBFS, enforceable against USBFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

8.	Standard of Care; Indemnification; Limitation of Liability

A.
USBFS shall exercise the care of a professional fund administrator, which shall in any event be a standard of care not less than reasonable care in the performance of its duties under this Agreement.  USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Administrator or the Funds in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’ control, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this

Agreement or from its bad faith, negligence, or willful misconduct or reckless disregard in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Administrator shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Administrator or the Funds or such other person, the names of whom to be included in a list of authorized persons approved by the Administrator or the Funds and set forth on Exhibit C hereto (as amended from time to time), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct or reckless disregard in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of the Administrator, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers and employees.

USBFS shall indemnify and hold the Funds and the Administrator harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Funds or the Administrator may sustain or incur or that may be asserted against the Funds or the Administrator by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct or reckless disregard in the performance of its duties under this Agreement, and any material breach of the representations and warranties of USBFS in Section 7.B of this Agreement.  This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the terms “Funds,” and “Administrator” shall include their respective trustees, directors, officers, managers, members and employees.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS.  USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Administrator or the Funds shall be entitled to inspect USBFS’ premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.  Moreover, USBFS shall provide the Administrator or the Funds, at such times as the Administrator or the Funds may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case either party (the “indemnitor”) may be asked to indemnify or hold the other party (“indemnitee”) harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification; provided that the indemnitee’s failure to so notify the indemnitor shall not relieve the indemnitor of its responsibility to indemnify the indemnitee.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 8 shall indefinitely survive the termination and/or assignment of this Agreement.

9.	Notification of Error

The Administrator will notify USBFS of any balancing or control errors caused by USBFS known to the Administrator upon the later to occur of:  (i) three business days after receipt of any reports rendered by USBFS to the Administrator or the Funds; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any Shareholder regarding any such balancing or control error.

10.	Data Necessary to Perform Services

The Administrator or their agent shall furnish, or shall cause the Funds to furnish, to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, employees and agents to treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds and prior, present, or potential Shareholders of the Funds (and clients of said Shareholders), and the Manager or Subadviser, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld and may not be withheld where USBFS is advised by counsel to USBFS  or the Administrator that failure to do so may expose USBFS to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental authorities if USBFS  is advised by counsel to USBFS  or the Administrator that failure to do so will result in liability to USBFS  and provided that, in such event USBFS  shall promptly advise the Administrator of such advice, or (iii) when so requested by the Administrator.  Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already legitimately in the possession of USBFS prior to the receipt thereof from the Administrator, the Funds or their agents, shall not be subject to this paragraph.  Further, USBFS will adhere to any privacy policies adopted by the Funds.

The Subadministrator acknowledges that certain Shareholder information made available by the Administrator to USBFS or otherwise maintained by USBFS  under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy laws (collectively, “Privacy Laws”).  The Subadministrator agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of USBFS  and the Administrator; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Administrator and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder, in the form and manner, in such locations, and for such period, as it may deem advisable, as is consistent with industry practice, as required by applicable law and as is agreeable to the Administrator.  USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Funds and will be promptly surrendered to the Administrator, the Funds or their designees on and in accordance with its request.

13.	Compliance with Laws

In the performance of its duties hereunder, USBFS undertakes to comply with the laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by USBFS hereunder.  Except as specifically set forth herein, USBFS assumes no responsibility for such compliance by the Administrator or the Funds.

14.	Term of Agreement; Amendment

A.
This Agreement shall commence on the date hereof, and shall continue for an initial term of one (1) year (the “Initial Term”) unless otherwise terminated as provided below.  Thereafter, unless otherwise terminated earlier as provided below, this Agreement automatically renews for additional one year terms (each a “Renewal Term”).

B.	The Administrator or USBFS may terminate this Agreement at any time by giving the other party a written notice not less than ninety (90) days prior to the date the termination is to be effective.

C.
In the event the Administrator gives notice of termination pursuant to either Section 14(A) or (B), USBFS shall thereby be relieved of all duties and responsibilities pursuant to this Agreement (except with respect to any provisions of this Agreement that purport to survive the termination of this Agreement).  Fees and out-of-pocket expenses incurred by USBFS, but unpaid by the Administrator upon such termination, shall be immediately due and payable upon and notwithstanding such termination.

D.
Notwithstanding the foregoing, this Agreement may be terminated by USBFS upon the breach of the Administrator, and by the Administrator upon the breach of USBFS, of any material term of this Agreement (including, with respect to USBFS, the failure by USBFS to act consistently with the standard of care set forth in Section 8) if such breach is not cured within 15 days of written notice of such breach to the breaching party.

E.	This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Administrator.

15.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Administrator by written notice to USBFS, USBFS will promptly, upon such termination and at the reasonable expense of the Administrator, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Administrator (if such form differs from the form in which USBFS has maintained the same, the Administrator shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Administrator.

16.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party hereto without the written consent of the other party.

17.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

18.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by any facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC
Attention:  Vice President, Alternative Investment Products
615 East Michigan Street, 2nd Floor
Milwaukee, WI  53202
Fax No.:  (414) 212-7119

and

Notice to the Administrator shall be sent to:

   Allegiance Investment Management, LLC
Attention:  President
300 Pacific Coast Highway, Suite 305
Huntington Beach, California 92648
Fax No.:  (714) 969-7519

22.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

U.S. BANCORP FUND SERVICES, LLC

By:
Name:
Title:

ALLEGIANCE INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

Exhibit A
Subadministration Servicing Agreement

Fee Schedule

Annual fee based on the net assets of the Master Fund:

12 basis points on the first $150 million
9 basis points on the next $150 million
6 basis points on the balance above $300 million

Annual minimum fee:  $120,000

The fees set forth above shall be billed monthly based on one-twelfth (1/12) of the annual fee amount as applicable to the net assets of the Master Fund as of the start of business on the first day of each month, after adjustment for any subscriptions effective on that date.

Extraordinary Services – additional as necessary:

▪        Conversion of records – if required, $5,000, includes initial statement customization and related programming and interface with prime broker(s)
▪  Investor web access to capital account information
▪  Custody services, if required
▪  Offshore registrar, if required

Plus out-of-pocket expenses, if required, including but not limited to:

Postage, Stationery
Programming /customization
Retention of records
Special reports
Federal and state regulatory filing fees
Expenses from U.S. Bancorp participation in client meetings
Auditing and legal expenses
All other out-of-pocket expenses

All fees are billed monthly and payable in arrears subsequent to the closing of the books for each month.

Exhibit (k)(2)

Exhibit B

Subadministration Servicing Agreement

List of Authorized Officers

Name                                              Title                                               Specimen Signature

Mark G. Torline                             Chief Executive Officer                    ___________________________

Alexander L. Popof                        Chief Financial Officer                     ___________________________

Sharon M. Goldberg                       Chief Compliance Officer                ___________________________

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